Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

KVH Industries Contact:	Pat Spratt, Chief Financial Officer 401-847-3327
Investor Relations Contact:	Kellie Nugent, Financial Dynamics 212-850-5600

KVH Industries Announces Results for the Second Quarter

• Results in Line with Previously Announced Estimates

• Quarterly Revenue of $14.5 Million

• Mobile Satellite Communications Revenue up 33%

MIDDLETOWN, RI – July 22, 2004 – KVH Industries Inc., (Nasdaq: KVHI), a leading provider of mobile satellite communications products and defense-related navigation and guidance systems, today reported its results for the second quarter ended June 30, 2004. Revenue for the period was $14.5 million, up 1% from $14.4 million for the second quarter ended June 30, 2003. Net loss for the period was ($4.9) million, or ($0.34) per share. By comparison, KVH recorded net income of $0.4 million, or $0.04 per share for the same period last year.

For the six months ended June 30, 2004, revenue increased 18% to $32.5 million from $27.5 million for the six months ended June 30, 2003. KVH reported a net loss of ($4.8) million or ($0.35) per share for the 2004 period, versus a net profit of $0.6 million or $0.05 per share in the year ago period.

The company’s mobile satellite communications revenue was up 33% in the second quarter of 2004 to $12.3 million compared to the same period in 2003, driven by strong growth in sales to the domestic and European marine markets. Year-to-date, mobile satellite communications revenue was up 55%, also compared to the same period in 2003.

“As we noted earlier, our results for the second quarter were significantly lower than our expectations. We believe this is due to an unusual convergence of factors,” said Martin Kits van Heyningen, KVH’s president and chief executive officer. “These included a channel inventory adjustment by one of our major RV customers, potential key military programs where purchasing decisions have been delayed, and fiber optic product orders that were rescheduled for the third quarter rather than in the second.”

“We have made significant progress in our efforts to strengthen the market position and sales ramp for the TracVision A5, our low-profile satellite TV antenna for automobiles. Thanks to a successful and aggressive cost reduction program, we were able to reduce the suggested retail price for the TracVision A5 from $3,495 to $2,295. Our TracVision A5 cost reduction program involves both changes in component design and the use of new materials and manufacturing processes. We expect that our new pricing will help greatly in expanding the market for this innovative product.”

“We’ve also signed an agreement with DIRECTV, Inc., and supported the creation of the new DIRECTV Total Choice Mobile programming package, which is currently only available to TracVision A5 owners,” continued Mr. Kits van Heyningen. As a result, we have clearly linked the TracVision A5 with DIRECTV satellite TV service, one of the country’s most recognized brands and a formidable marketing and sales organization. In early August, our new advertising campaign will feature national print ads, as well as regional radio spots and billboards in targeted major cities across the United States. We are also aggressively pursuing OEM partnerships with newly dedicated business development resources.”

Defense revenue, which includes the company’s tactical navigation and fiber optic product lines, was approximately $1.9 million for the second quarter, a 56% decline from the second quarter of 2003. For the year to date, defense revenue was down 41% compared to the first six months of 2003, which included sales that supported the ramp up for the war in Iraq.

“The rapidly changing funding priorities required to support the continued deployment of a significant number of troops in Iraq continues to affect our military sales and make revenue predictions difficult,” Mr. Kits van Heyningen remarked. “We believe new technology purchases are being deferred in favor of the fundamentals of food, armor, and maintenance. We continue to see long-term interest in our products as evidenced by the $1 million engineering contract awarded to KVH in mid-July to strengthen the digital battlefield integration capabilities of our TACNAV M100 GMENS product. Although we do expect to experience significant new bookings that should build backlog for 2005 and beyond, we have only limited visibility for near-term military navigation sales. At this time, we believe it is prudent to assume no change will occur in the second half of 2004 for military navigation systems revenues compared to the level of business that we experienced in the first half of the year.”

With regard to the company’s financial results, Pat Spratt, KVH’s chief financial officer, said, “The second quarter financial result was disappointing. We are dealing with several concurrent business challenges – the uncertainties and investment demands of introducing the TracVision A5, a nominal defense backlog for near-term shipments, and dynamic channel inventory adjustments by one of our largest RV partners. We will continue to aggressively follow through on our strategic plans, but we are also taking action to improve near-term financial performance and predictability. The TracVision A5 price reduction is an important step that we have just taken to enhance market penetration and drive positive longer-term results. As a result of this price reduction, our existing inventory and vendor purchase commitments have been adjusted to net realizable value. This revaluation contributed roughly $2.4 million to the quarterly loss.”

“We do not see any fundamental weakness in the business or in the demand for our products going forward,” Mr. Kits van Heyningen concluded. “We continue to be encouraged by the potential opportunities for sustained growth in our mobile satellite communications business, with both government and commercial customers for our defense navigation and guidance products, and the progress we have made in strengthening the position of the TracVision A5 in the marketplace. We are committed to restoring the company to profitability, increasing shareholder value, and, with the contributions from each of our core businesses, continuing growth. I believe that the milestones we have reached in recent months and the steps we are now taking will enable us to achieve those goals.”

Recent Highlights:

•	On July 12, 2004, KVH was awarded $1 million in engineering funding by the U.S. Army Special Operations Command (SOCOM) to expand the ability of KVH’s TACNAV M100 GMENS navigation system to connect with the U.S. Army’s FBCB2 digital battlefield system.

•	On July 6, 2004, KVH announced that it had reduced the suggested retail price for its TracVision A5 antenna to $2,295, down from $3,495, following a successful 6-month cost reduction program.

•	On June 22, 2004, DIRECTV, Inc., the nation’s leading digital multichannel television service provider, and KVH announced the signing of a multiyear agreement that allows consumers to receive DIRECTV service in cars, sport utility vehicles (SUVs), minivans, and other passenger vehicles equipped with mobile video systems.

•	On June 16, 2004, Regency Conversions, one of the country’s leading truck, van, and sport utility vehicle custom conversion companies, selected the TracVision A5 low-profile satellite TV antenna as an option for many of its new vehicles.

•	On April 23, 2004, the company announced that it was beginning to sell the TracVision A5 low-profile satellite TV antenna to the recreational vehicle and motor coach market through STAGPARKWAY, the nation’s leading distributor of RV parts and accessories to the aftermarket.

KVH is webcasting its second quarter conference call live at 10:30 a.m. Eastern Time today through the company’s web site. The conference call can be accessed at http://www.kvh.com/InvRelations. The audio archive also will be available on the company web site within three hours of the completion of the call.

KVH Industries, Inc., designs and manufactures products that enable mobile communication, navigation, and precision pointing through the use of its proprietary mobile satellite antenna and fiber optic technologies. The company is developing next-generation systems with greater precision, durability, and versatility for communications, navigation, and industrial applications. An ISO 9001-certified company, KVH has headquarters in Middletown, Rhode Island, with a fiber optic and military navigation product manufacturing facility in Tinley Park, Illinois, and a European sales, marketing, and support office in Kokkedal, Denmark.

KVH INDUSTRIES, INC. AND SUBSIDIARY
SELECTED FINANCIAL INFORMATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$14,532	$14,384	$32,529	$27,503
TracVision A5 revaluation charge	2,413	--	2,413	--
Cost of goods sold	9,947	7,808	20,972	14,968

Gross profit	2,172	6,576	9,144	12,535
Operating expenses:
Research and development	1,811	2,311	3,619	4,425
Sales and marketing	3,828	2,600	7,663	5,233
General and administrative	1,513	1,102	2,627	2,080

Operating income (loss)	(4,980)	563	(4,765)	797
Other income (expense), net	83	(84)	82	(125)
Income tax expense	(51)	(41)	(137)	(51)

Net income (loss)	$(4,948)	$438	$(4,820)	$621

Net income (loss) per common share
Basic	$(0.34)	$0.04	$(0.35)	$0.06

Diluted	$(0.34)	$0.04	$(0.35)	$0.05

Weighted average common shares outstanding
Basic	14,420	11,329	13,751	11,284

Diluted	14,420	11,939	13,751	11,846

KVH INDUSTRIES, INC. AND SUBSIDIARY
SELECTED FINANCIAL INFORMATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and marketable securites	$47,112	$2,849
Accounts receivable, net	9,329	11,353
Inventories, net	11,014	6,298
Property and equipment, net	8,679	8,723
Deferred income taxes	2,751	2,888
All other assets	1,485	1,960

Total assets	$80,370	$34,071

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$9,079	$6,124
Debt obligations	2,562	2,614
Stockholders' equity	68,729	25,333

Total liabilities and stockholders'equity	$80,370	$34,071

This press release contains forward-looking statements that involve risks and uncertainties. For example, these forward-looking statements include statements regarding the company’s financial and product development goals for 2004, anticipated improvements in profitability, anticipated orders for our satellite communication and military products, expansion of our sales network, potential partnerships with consumer electronics manufacturers, anticipated improvements in our product margins, our competitive position, our future profitability and revenue growth. The actual results realized by the company could differ materially from the statements made herein. Factors that might cause such differences include, but are not limited to: the unpredictability of the new and emerging market for mobile satellite communications products in automobiles; the uncertainty of customer demand in that market including the uncertain response to our recent price reduction; anticipated increases in competition against the TracVision A5 and our other products; potential difficulties in achieving significant cost reductions for the TracVision A5; the unpredictability of purchasing schedules and priorities of the relatively small number of customers for our defense products; the significant financial impact of delays in the placement of orders for our defense products; reductions in our overall gross margins associated with a shift in product mix toward our mobile satellite communications products; our dependence on single production lines for our products; our dependence on sole or limited source suppliers; the need to maintain and expand our distribution network; our dependence on third-party satellite networks for programming and satellite services; the potential failure to develop and market new products successfully; challenges in managing anticipated growth; unforeseen changes in competing technologies and products; worldwide economic variances; poor or delayed research and development results; our dependence on our key executive officers and employees; currency fluctuations, export restrictions and other international risks; potential product liability claims; changing accounting principles; the difficulty in protecting our proprietary technology; potential claims of intellectual property infringement; the potential need for additional financing; and expenses associated with new corporate governance requirements. These and other factors are discussed in more detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004. Copies are available through the company’s Investor Relations department and web site, www.kvh.com. KVH assumes no obligation to update its forward-looking statements to reflect new information and developments.

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